UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2007 (March 20, 2007)

MID-AMERICA APARTMENT COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

TENNESSEE	1-12762	62-1543819
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6584 Poplar Avenue, Suite 300
Memphis, Tennessee	38138
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (901) 682-6600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

Generally, our charter prohibits any person from owning, directly or indirectly, in excess of 9.9% of the outstanding shares of our capital stock. If a person acquires shares in excess of such limit, the shares are considered to be “Excess Shares.” Pursuant to our charter a person that acquires Excess Shares is not treated as the owner of such shares, but rather such person is deemed to hold the Excess Shares as agent on behalf of, and in trust for the exclusive benefit of, the person(s) to whom the Excess Shares may later be transferred. Moreover, to the extent permitted by law, the acquisition of Excess Shares shall be void. While holding Excess Shares, such person has no right to receive dividends or other distributions on the Excess Shares or any right to vote the Excess Shares. In addition, our Board of Directors has the power to either direct the holder to sell the Excess Shares or redeem the Excess Shares, to the extent permitted by law. Our Board of Directors has authority to waive the 9.9% ownership limitation if it determines that a person’s ownership in excess of such limitation does not jeopardize our status as a REIT for federal income tax purposes.

On March 20, 2007, our Board of Directors authorized us to grant a limited waiver of the ownership limit to permit Morgan Stanley Investment Management Inc. (and its affiliated investment advisory entities) and their related mutual funds, pooled vehicles and investment advisory clients to beneficially own up to fifteen percent (15%) of our total issued and outstanding common stock. On March 22, 2007, we granted the waiver to Morgan Stanley Investment Management Inc.

ITEM 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Limited Waiver of Excess Share Limitation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MID-AMERICA APARTMENT COMMUNITIES, INC.
Date: March 27, 2007	/s/Simon R.C. Wadsworth
Simon R.C. Wadsworth
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)